AGREEMENT AND PLAN OF MERGER

                              AMONG

                           HEAT, INC.,

                      HEAT ACQUISITION, INC.

                              AND

                    THERMAL INDUSTRIES, INC.




                        January 6, 1997


                       TABLE OF CONTENTS

                                                             Page

ARTICLE I  THE MERGER. . . . . . . . . . . . . . . . . . . . . .1
     SECTION 1.01   The Merger . . . . . . . . . . . . . . . . .1
     SECTION 1.02   Effective Time; Closing. . . . . . . . . . .2
     SECTION 1.03   Effects of the Merger. . . . . . . . . . . .2
     SECTION 1.04   Articles of Incorporation and By-Laws of the
                    Surviving Corporation. . . . . . . . . . . .2
     SECTION 1.05   Directors. . . . . . . . . . . . . . . . . .2
     SECTION 1.06   Officers . . . . . . . . . . . . . . . . . .2
     SECTION 1.07   Conversion of Common Shares. . . . . . . . .2
     SECTION 1.08   Conversion of the Merger Sub Common Stock. .3
     SECTION 1.09   Company Option Plans . . . . . . . . . . . .3
     SECTION 1.10   Stockholders' Meeting; Proxy Statement . . .3

ARTICLE II  DISSENTING SHARES; PAYMENT FOR SHARES. . . . . . . .4
     SECTION 2.01   Dissenting Shares. . . . . . . . . . . . . .4
     SECTION 2.02   Payment for Common Shares. . . . . . . . . .4

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . .6
     SECTION 3.01   Organization and Qualification; Subsidiaries6
     SECTION 3.02   Charter and By-Laws. . . . . . . . . . . . .6
     SECTION 3.03   Capitalization . . . . . . . . . . . . . . .6
     SECTION 3.04   Authority Relative to this Agreement . . . .7
     SECTION 3.05   No Conflict; Required Filings and Consents .7
     SECTION 3.06   SEC Reports and Financial Statements . . . .8
     SECTION 3.07   Information. . . . . . . . . . . . . . . . .8
     SECTION 3.08   [Intentionally Omitted]. . . . . . . . . . .9
     SECTION 3.09   Brokers. . . . . . . . . . . . . . . . . . .9
     SECTION 3.10   Material Adverse Effect. . . . . . . . . . .9
     SECTION 3.11   Litigation . . . . . . . . . . . . . . . . .9
     SECTION 3.12   Absence of Certain Changes or Events . . . .9
     SECTION 3.13   Employee Benefit Plans . . . . . . . . . . 10
     SECTION 3.14   Material Contracts and Other Agreements. . 12
     SECTION 3.15   Real Estate Leases . . . . . . . . . . . . 13
     SECTION 3.16   Real Property. . . . . . . . . . . . . . . 13
     SECTION 3.17   Compliance with Laws . . . . . . . . . . . 14
     SECTION 3.18   Proprietary Rights . . . . . . . . . . . . 14
     SECTION 3.19   No Undisclosed Liabilities . . . . . . . . 14
     SECTION 3.20   Title to Personal Property . . . . . . . . 15
     SECTION 3.21   Labor Relations. . . . . . . . . . . . . . 15
     SECTION 3.22   Taxes and Tax Returns. . . . . . . . . . . 15
     SECTION 3.23   Environmental Matters. . . . . . . . . . . 16
          (a)  Compliance Generally. . . . . . . . . . . . . . 16
          (b)  Permits . . . . . . . . . . . . . . . . . . . . 16
          (c)  Claims. . . . . . . . . . . . . . . . . . . . . 16
          (d)  Storage Tanks, Asbestos, PCBs . . . . . . . . . 16
          (e)  Certain Environmental Liabilities . . . . . . . 16
          (f)  Operations. . . . . . . . . . . . . . . . . . . 17
          (g)  Transaction-Triggered Requirements. . . . . . . 17
          (h)  Liability for Others. . . . . . . . . . . . . . 17
          (i)  Environmental Liens . . . . . . . . . . . . . . 17
     SECTION 3.24   Accounts Receivable. . . . . . . . . . . . 17
     SECTION 3.25   Inventory. . . . . . . . . . . . . . . . . 18
     SECTION 3.26   Product and Service Warranty . . . . . . . 18
     SECTION 3.27   Effective Time . . . . . . . . . . . . . . 18

ARTICLE IV  REPRESENTATIONS AND WARRANTIESOF PARENT AND THE MERGER SUB18
     SECTION 4.01   Organization and Qualification . . . . . . 18
     SECTION 4.02   Authority Relative to this Agreement . . . 19
     SECTION 4.03   No Conflict; Required Filings and Consents 19
     SECTION 4.04   Information. . . . . . . . . . . . . . . . 20
     SECTION 4.05   Financing. . . . . . . . . . . . . . . . . 20

ARTICLE V  COVENANTS . . . . . . . . . . . . . . . . . . . . . 20
     SECTION 5.01   Conduct of Business of the Company . . . . 20
     SECTION 5.02   Access to Information. . . . . . . . . . . 22
     SECTION 5.03   Reasonable Best Efforts. . . . . . . . . . 22
     SECTION 5.04   Consents . . . . . . . . . . . . . . . . . 23
     SECTION 5.05   Public Announcements . . . . . . . . . . . 24
     SECTION 5.06   Indemnification. . . . . . . . . . . . . . 24
     SECTION 5.07   Notification of Certain Matters. . . . . . 25
     SECTION 5.09   No Solicitation. . . . . . . . . . . . . . 25
     SECTION 5.10   Break-Up Fee; Expense Reimbursement. . . . 26

ARTICLE VI  CONDITIONS TO CONSUMMATION OF THE MERGER . . . . . 27
     SECTION 6.01   Conditions to Parties' Obligations . . . . 27
     SECTION 6.02   Conditions to Parent's and the Merger Sub's
                    Obligation to Effect the Merger. . . . . . 27
     SECTION 6.03   Conditions to the Company's Obligation to
                    Effect the
                    Merger28 . . . . . . . . . . . . . . . . . .
     SECTION 6.04   Satisfaction or Waiver of Conditions . . . 29

ARTICLE VII  TERMINATION; AMENDMENTS; WAIVER . . . . . . . . . 29
     SECTION 7.01   Termination. . . . . . . . . . . . . . . . 29
     SECTION 7.02   Effect of Termination. . . . . . . . . . . 30
     SECTION 7.03   Amendment. . . . . . . . . . . . . . . . . 30
     SECTION 7.04   Extension; Waiver. . . . . . . . . . . . . 30

ARTICLE VIII  DEFINITIONS. . . . . . . . . . . . . . . . . . . 31

ARTICLE IX  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . 34
     SECTION 9.01   Non-Survival of Representations and Warranties34
     SECTION 9.02   Entire Agreement; Assignment . . . . . . . 34
     SECTION 9.03   Validity . . . . . . . . . . . . . . . . . 34
     SECTION 9.04   Notices. . . . . . . . . . . . . . . . . . 34
     SECTION 9.05   Governing Law. . . . . . . . . . . . . . . 35
     SECTION 9.06   Descriptive Headings . . . . . . . . . . . 35
     SECTION 9.07   Counterparts . . . . . . . . . . . . . . . 35
     SECTION 9.08   Parties in Interest. . . . . . . . . . . . 35
     SECTION 9.09   Certain Definitions. . . . . . . . . . . . 36

                   AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of January 6, 1997, by and among Heat, Inc., a Delaware corporation ("Parent"), Heat Acquisition, Inc., a Delaware corporation and a subsidiary of Parent (the "Merger Sub"), and Thermal Industries, Inc. (the "Company"). Cross-references to the defined terms used in this Agreement are set forth in Article VIII.

          WHEREAS, Merger Sub is a corporation duly organized and validly existing under the laws of the Commonwealth of Delaware having authorized capital shares consisting of 100 shares of common stock, $.01 par value per share ("Merger Sub Shares"), all of which are of one class and all of which are entitled to vote, and all of which are issued and outstanding and owned by Parent.

          WHEREAS, the Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania and having authorized capital shares consisting of 5,000,000 shares of common stock, $.01 par value per share ("Common Shares"), all of which are of one class and all of which are entitled to vote, and of which 1,961,312 shares are issued and outstanding.

          WHEREAS, Parent desires to purchase all outstanding Common Shares through the merger of the Merger Sub with and into the Company (the "Merger"), with the Company surviving the Merger and the Merger Sub ceasing to exist (the Company and the Merger Sub being hereinafter sometimes referred to as the "Constituent Corporations" and the Company, following the effectiveness of the Merger, being hereinafter sometimes referred to as the "Surviving Corporation"), all upon the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, the Merger Sub and the Company agree as follows:


                            ARTICLE I

                            THE MERGER

     SECTION 1.01 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the Pennsylvania Business Corporation Law (the "BCL") and the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.02) the Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of the Merger Sub shall cease and the Company shall con-tinue as the Surviving Corporation.

     SECTION 1.02 Effective Time; Closing. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the Company and the Merger Sub shall execute in the manner required by the BCL and deliver to the Department of State of the Commonwealth of Pennsylvania a duly executed and verified articles of merger and shall execute in the manner required by the DGCL and deliver to the Delaware Secretary of State duly executed and verified Certificate of Merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time."

     SECTION 1.03 Effects of the Merger. The Merger shall have the effects set forth in Section 1929 of the BCL and Section 252 of the DGCL.

     SECTION 1.04   Articles of Incorporation and By-Laws of the
Surviving Corporation.

          (a) The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

          (b) Subject to the provisions of Section 5.06 of this Agreement, the By-Laws of the Merger Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable law.

     SECTION 1.05 Directors. Subject to applicable law, the directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     SECTION 1.06 Officers. To the extent permitted under applicable law, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     SECTION 1.07   Conversion of Common Shares.  At the Effective
Time, by virtue of the Merger and without any action on the part of the holders thereof, each Common Share issued and outstanding immediately prior to the Effective Time (other than any Common
Shares held by Parent, the Merger Sub, any wholly-owned subsidiary of Parent or the Merger Sub, in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Common Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto, and other than Dissenting Shares (as defined in Section 2.01)) shall be converted into the right to receive in cash an amount equal to the Merger Price (as defined below), payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Common Share. The "Merger Price" shall be an amount per Common Share equal to the result of (i) $15.00 minus (ii) the quotient determined by dividing (A) the amount by which the Closing Invoice Amount (as defined below) exceeds
$275,000 by (B) the number of Common Shares outstanding on a fully-diluted basis as of Effective Time.

The term "Closing Invoice Amount" means the aggregate face amount of all invoices payable in connection with fees of legal counsel or investment bankers (including any representatives of legal counsel or investment bankers) incurred in connection with this Agreement, the Indemnity and Fee Agreement dated as of the date hereof between Parent and the Controlling Stockholders
(as defined in Section 5.10) (the "Indemnity and Fee Agreement") and the consummation of the transactions contemplated hereby and thereby (collectively, the "Transaction Expenses") incurred by (or on behalf of) the selling stockholders (including the Controlling Stockholders) and the Company; provided, that such invoices are marked final and delivered to Parent no later than two days prior to the Effective
Time; provided, further, than the face amount of each such invoice shall be deemed to be conclusive evidence of the amounts owing thereunder.

     SECTION 1.08 Conversion of the Merger Sub Common Stock. At the Effective Time, each share of common stock, par value $.01 per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     SECTION 1.09 Company Option Plans. The Company shall cause each outstanding option to purchase Common Shares (an "Option") to be cancelled, as of the Effective Time, at which time the Company will pay each holder of an Option (whether or not such Option is then vested or exercisable) an amount determined by multiplying (i) the excess, if any, of the Merger Price over the applicable exercise price of such Option by (ii) the number of Common Shares such holder could have purchased if such holder had exercised such Option in full immediately prior to such time (without giving effect to any antidilutive changes in the number of such Common Shares arising from the Merger and assuming any unvested Options have vested). Prior to the Effective Time, the Company shall obtain all consents necessary to give effect to the transaction described in the foregoing sentence.

     SECTION 1.10   Stockholders' Meeting; Proxy Statement.

          (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law:

                         (i) duly call, give notice of, convene and hold a special meeting of its stockholders (a "Stockholders'
     Meeting") as soon as practicable following the date hereof for the purpose of considering and taking action upon this Agreement;

                        (ii) prepare and file with the Securities and Exchange Commission (the "SEC") a preliminary proxy statement relating to the Merger and this Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Proxy Statement") to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

                       (iii) include in the Proxy Statement the recommenda-tion of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

          (b) Parent agrees that it will vote, or cause to be voted, all of the Common Shares then owned by it, the Merger Sub or any of its other subsidiaries in favor of the approval of the Merger and the adoption of this Agreement.

                            ARTICLE II

              DISSENTING SHARES; PAYMENT FOR SHARES

     SECTION 2.01 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Common Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Common Shares in accordance with Section 1930 of the BCL, if such Section 1930 provides for dissenters' rights for such Common Shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Price as provided in Section 1.07, unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the BCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to dissent, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Price, if any, to which such holder is entitled, without interest or dividends thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Common Shares and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

     SECTION 2.02   Payment for Common Shares.

          (a) From and after the Effective Time, NationsCredit or such other bank or trust company as shall be mutually acceptable to Parent and the Company shall act as paying agent (the "Paying Agent") in effecting the payment of the Merger Price in respect of certificates (the "Certificates") that, prior to the Effective Time, represented Common Shares entitled to payment of the Merger Price pursuant to Section 1.07. At the Effective Time, Parent or the Merger Sub shall deposit, or cause to be deposited, in trust with the Paying Agent the aggregate Merger Price to which holders of Common Shares shall be entitled at the Effective Time pursuant to Section 1.07.

          (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of Certificates that immediately prior to the Effective Time represented Common Shares (other than Certificates representing Dissenting Shares and Certificates representing Common Shares held by Parent or the Merger Sub, any wholly-owned subsidiary of Parent or the Merger Sub, in the treasury of the Company or by any wholly-owned subsidiary of the Company) a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in surrendering such Certificates and receiving the Merger Price in respect thereof. Upon the surrender of each such Certificate, the Paying Agent shall pay the holder of such Certificate the Merger
Price multiplied by the number of Common Shares formerly rep-resented by such Certificate, in consideration therefor, and such Certificate shall forthwith be cancelled. Until so surrendered, each such Certificate (other than Certificates representing
Dissenting Shares and Certificates representing Common Shares held by Parent or the Merger Sub, any wholly owned subsidiary of Parent or the Merger Sub, in the treasury of the Company or by any wholly-owned subsidiary of the Company) shall represent solely the right to receive the aggregate Merger Price relating thereto. No interest or dividends shall be paid or accrued on the Merger Price.
If the Merger Price (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Common Shares surrendered therefor is registered, it shall be a condition to such right to receive such Merger Price that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Common Shares shall pay to the Paying
Agent any transfer or other taxes required by reason of the payment of the Merger Price to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applica-ble.

          (c) Promptly following the date which is 180 days after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Common Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Merger Price relating thereto, without any interest or dividends thereon.

          (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Common Shares are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Merger Price relating thereto, as provided in this Article II, subject to applicable law in the case of Dissenting Shares.


                           ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and the Merger Sub that except as set forth in the Company Disclosure Statement which it has delivered to Parent and the Merger Sub simultaneous with its execution of this Agreement (the "Company Disclosure Statement"):

     SECTION 3.01 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Each of the Company's subsidiaries (the "Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company and each of the Subsidiaries has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary.

     SECTION 3.02 Charter and By-Laws. The Company has hereto-fore made available to Parent and the Merger Sub a complete and correct copy of the charter and the by-laws or comparable organizational documents, each as amended to the date hereof, of the Company and each of the Subsidiaries.

     SECTION 3.03 Capitalization. The authorized capital stock of the Company consists of 5,000,000 Common Shares. As of the close of business on September 8, 1996, the Company had issued and outstanding 1,958,512 Common Shares and 34,700 options to purchase Common Shares. Since September 8, 1996, the Company has not issued any shares of capital stock except pursuant to the exercise of Options outstanding as of such date. All the outstanding Common Shares are, and all Common Shares which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding. Except as set forth above and except for the transactions contemplated by this Agreement, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, and neither the Company nor any of its Subsidiaries is obligated to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Except as contemplated by this Agreement and except for the Company's obligations in respect of the Options under the Thermal Industries, Inc. Stock Option and Incentive Plan of 1996 (the "Option Plan"), there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Common Shares or the capital stock of the Company or any of its Subsidiaries. Each of the outstanding shares of capital stock of each of the Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and such shares of the Subsidiaries as are owned by the Company or any of its Subsidiaries are owned in each case free and clear of any lien, claim, option, charge, security interest, limitation, encumbrance and restriction of any kind (any of the foregoing being a "Lien").

     SECTION 3.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Board and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of the Merger and this Agreement by the affirmative vote of the holders of a majority of the Common Shares then outstanding, to the extent required by applicable law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and the Merger Sub, constitutes a valid and binding obligation of the Company en-forceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

     SECTION 3.05   No Conflict; Required Filings and Consents.

          (a) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or comparable organizational documents of any of the Subsidiaries, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of the Subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit, or the creation of any Lien on any of the properties or assets of the Company or any of the Subsidiaries (any of the foregoing referred to in clause (ii) or this clause (iii) being a "Violation") pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their respective properties may be bound or affected.

          (b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a "Consent"), any government or subdivision thereof, domestic, foreign or supra-national or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational (a "Governmental Entity"), except for (i) com-pliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the filing of a certificate of merger, or, if permitted, a certificate of ownership and merger, pursuant to the BCL and the DGCL, (iii) certain state takeover and environmental statutes, and (iv) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any requirements of any foreign or supranational Antitrust Laws (as hereinafter defined).

     SECTION 3.06   SEC Reports and Financial Statements.

          (a) The Company has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by the Company with the SEC since June 30, 1996 (the "SEC Reports"). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (b) The consolidated balance sheets as of June 30, 1996, 1995 and 1994 and the related consolidated statements of income, common stockholder's equity and cash flows for each of the five years in the period ended June 30, 1996 (including the related notes and schedules thereto) of the Company contained in the Form 10-Ks for the years ended June 30, 1996 (the "1996 Form 10-K"), 1995 and 1994 included in the SEC Reports present fairly the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved except as otherwise noted therein, including the related notes.

          (c) The consolidated balance sheets and the related statements of income and cash flows (including in each case the related notes thereto) of the Company contained in the Forms 10-Q for the period ended September 30, 1996 included in the SEC Reports (collectively, the "Quarterly Financial Statements") have been prepared in accordance with the requirements for interim financial statements contained in Regulation S-X, which do not require all the information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. The Quarterly Financial Statements reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the consolidated financial position, results of operations and cash flows of the Company for all periods presented.

     SECTION 3.07 Information. None of the information set forth in the Company Disclosure Statement or supplied by the Company in writing specifically for inclusion or incorporation by reference in
(i) the Proxy Statement or (ii) any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the "Other Filings") will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders, at the time of the Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or the Merger Sub in writing specifically for inclusion in the Proxy Statement.

     SECTION 3.08   [Intentionally Omitted].

     SECTION 3.09 Brokers. None of the Company, any of the Subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

     SECTION 3.10 Material Adverse Effect. There have been no events, conditions, developments or states of fact which singly or in the aggregate since June 30, 1996 have had or threaten to have a Material Adverse Effect on the Company that were not disclosed in the Company Disclosure Statement or in any of the reports filed with the SEC as described in Section 3.06. Since June 30, 1996, the Company has not taken any action or agreed to take any action that the Company is prohibited from taking after the date hereof by
Section 5.01. The term "Material Adverse Effect on the Company", as used in this Agreement, means any change in or effect on the business, assets, operations, financial condition or results of operations of the Company or any of the Subsidiaries that is materially adverse to the Company and the Subsidiaries taken as a whole.

     SECTION 3.11 Litigation. Except as may be disclosed in the SEC Reports (as defined in Section 3.06(a) hereof), there are no actions, proceedings or investigations pending or, to the best of the Company's knowledge, threatened against the Company or the Subsidiaries before any court or governmental or regulatory authority or body. Neither the Company nor the Subsidiaries nor any of their assets is subject to any order, judgment, injunction or decree.

     SECTION 3.12 Absence of Certain Changes or Events. Since June 30, 1996 (a) there has been no event or occurrence which has or could reasonably be expected to have a Material Adverse Effect on the Company; (b) neither the Company nor any Subsidiary has incurred any indebtedness for money borrowed; (c) neither the Company nor any Subsidiary has assumed, guaranteed, endorsed or otherwise became responsible for the obligations of any other individual, firm or corporation, other than any obligation relating to existing co-insurance programs and the endorsement of checks for collection in the ordinary and usual course of business; (d) there has been no creation or assumption by the Company or any Subsidiary of any Lien on any asset; (e) there has been no loan, advance or capital contribution to or investment in any person by the Company or any Subsidiary; (f) neither the Company nor any Subsidiary has entered into any contract, lease, commitment or transaction with any officer, director or any affiliate (as defined in Rule 405 of the SEC promulgated under the Securities Act) of the Company or any Subsidiary (other than pursuant to consulting or employment agreements or other employee benefit arrangements disclosed on the Company Disclosure Statement); (g) there has been no transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, which in either case is material to the Company and the Subsidiaries taken as a whole (other than transactions, commitments and relinquishments contemplated by this Agreement and other than sales of inventory in the ordinary and usual course of business and other than investments of a capital nature in the ordinary and usual course of business); (h) neither the Company nor any Subsidiary has purchased or leased any real property; (i) neither the Company nor any Subsidiary has leased any equipment or property other than in the ordinary and usual course of business;
(j) there has been no change in any method of accounting or accounting practice by the Company or the Subsidiaries; (k) there has been no grant (whether or not in writing and whether formal or informal) of any severance or termination pay to any current or former officer or employee of the Company or any Subsidiary, any employment, bonus, profit sharing, pension, retirement, deferred compensation, fringe benefit, or other similar agreement with or plan or program for (or, except as required by law, any amendment, formal or informal, to any such existing agreement with or plan or program for) any current or former officer, director, employee or consultant of the Company or any Subsidiary, any increase in benefits payable under any existing severance or termination pay policies, employment agreements, or deferred compensation or fringe benefit plan or program or any increase in compensation, bonus or other benefits payable, or to become payable, to officers, directors, employees or consultants of the Company or any Subsidiary other than increases in benefits to non-officer employees of the Company in the ordinary course of business in accordance with past practices; (l) there has been no repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other ownership interest of the Company or any Subsidiary; (m) there has been no declaration or payment of any dividend on, or other distribution with respect to, any capital stock of the Company or any Subsidiary; and (n) neither the Company nor any Subsidiary has entered into any other transaction other than in the ordinary course of business.

     SECTION 3.13   Employee Benefit Plans.

          (a) The Company Disclosure Statement sets forth a true and complete list of all Plans (as defined below) maintained or sponsored by the Company or any Subsidiary, contributed to by the Company or any Subsidiary, to which the Company or any Subsidiary is obligated to contribute or with respect to which the Company or any Subsidiary has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by any member of the controlled group of companies, within the meaning of Sections 414(b) and 414(c) of the Internal Revenue Code of 1986, as amended (the "Code"), of which the Company and/or any Subsidiary is or ever was a member (the "Company Controlled Group") (to the extent that the Company or any Subsidiary has any liability or potential liability with respect to such Plans). For purposes of this Agreement, the term "Plans" shall mean: (i) employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not funded and whether or not terminated,
(ii) employment agreements, and (iii) personnel policies or fringe benefit plans, policies, programs and arrangements, whether or not subject to ERISA, whether or not funded, whether or not terminated, and whether or not covering employees residing in the United States, including without limitation, stock bonus, stock option, stock appreciation right, stock purchase, "phantom stock," deferred compensation, pension, profit sharing, savings, severance, bonus, vacation, incentive, travel, and health, disability and welfare plans. Neither the Company nor any Subsidiary has any commitment, whether formal or informal, to create any additional employee benefit plans, or to modify any existing Plan except as may be required to conform to changes in applicable law.

          (b) Neither the Company nor any Subsidiary has within the last five years participated in, contributed to or been obligated to contribute to any "multiemployer plan", as such term is defined in Section 3(37) of ERISA ("Multiemployer Plan"), nor does the Company or any Subsidiary have any other liability or potential liability with respect to any Multiemployer Plan or with respect to any employee benefit plan of the type described in
Section 4063 and 4064 of ERISA or in Section 413(c) of the Code (and regulations promulgated thereunder).

          (c) Neither the Company nor any Subsidiary maintains, contributes to, has any obligation to contribute to or has any other liability or potential liability with respect to any Plan that is a defined benefit pension plan or that is subject to the funding requirements of Section 412 of the Code and Section 302 of ERISA, whether or not such Plan has been terminated. There has been no complete or partial termination of any Plan which could result in any liability to the Company or any Subsidiary.

          (d) Neither the Company nor any Subsidiary maintains or has any obligation to contribute to (or has any other liability or potential liability with respect to) any Plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees, current or future former employees, current or future former independent contractors, or the spouses, dependents or beneficiaries thereof, other than in accordance with
Section 4980B of the Code, Sections 601 et seq. of ERISA, and/or other applicable continuation coverage law.

          (e) None of the Plans obligates the Company or the Subsidiaries to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control", as such term is defined in Section 280G of the Code.

          (f) With respect to each Plan, all required or recommended (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Effective Time shall have been made or properly accrued. No Plan has any unfunded liabilities.

          (g) Each Plan and all related trusts, insurance contracts and funds have been maintained, funded, and administered in compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the Code. Neither the Company nor any Subsidiary has incurred, or expects to incur, any liability to the Internal Revenue Service ("IRS"), the Department of Labor, any other governmental (whether of the United States or otherwise) agency, or any person with respect to any Plan currently or previously maintained by members of the Company Controlled Group that has not been satisfied in full, and no condition exists that presents a risk to the Company and/or the Subsidiaries or any other member of the Company Controlled Group of incurring such a liability (other than liability for routine benefit claims). None of the Company, any Subsidiary, any trustee or administrator of any Plan, or other person has engaged in any transaction with respect to the Plans which could subject the Company, any Subsidiary, or any trustee or administrator of the Plans, or any party dealing with any Plan, to any tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable law. No actions, investigations, suits or claims with respect to the Plans (other than routine claims for benefits) or any fiduciary or other person dealing with such Plans are pending or threatened and the Company has no knowledge of any facts which could give rise to or be expected to give rise to any such actions, investigations, suits or claims.

          (h)  No prohibited transaction within the meaning of
Section 4975 of the Code or Section 406 of ERISA has occurred with respect to any Plan.

          (i)  No Plan is intended to be qualified under Section
401(a) of the Code.

          (j) No underfunded defined benefit plan has been, during the five years preceding the Effective Time, transferred out of the Company Controlled Group.

          (k) With respect to each Plan, the Company has provided Parent with true, complete and correct copies, to the extent applicable, of all documents pursuant to which the Plans are maintained, funded and administered.

     SECTION 3.14 Material Contracts and Other Agreements. The Company Disclosure Statement sets forth a complete and accurate list of the following contracts and commitments to which the Company or any Subsidiary is a party or by which any of their respective properties are bound: (a) collective bargaining agreements and contracts with any labor union; (b) employment or consulting agreements or any agreements providing for severance, termination or similar payments; (c) leases, whether as lessor or lessee, involving personal property with annual rental payments in excess of $25,000; (d) loan agreements, mortgages, indentures, instruments or other evidence of indebtedness or commitments (other than letters of credit issued in the ordinary course of business pursuant to existing credit agreements in respect of inventory purchases) in each case involving indebtedness (or available credit) for borrowed money or money lent to others; (e) guaranty or suretyship, performance bond, indemnification or contribution agreements; (f) written contracts with customers or suppliers that require aggregate payments to or from the Company or its Subsidiaries of more than $50,000 in any one-year period, other than contracts issued in the ordinary and usual course of business or terminable with 30 days or less notice without premium or penalty; (g) joint venture, partnership, or other agreements evidencing an ownership interest or a participation in or sharing of profits; (h) agreements, contracts or commitments limiting the freedom of the Company or any of the Subsidiaries to engage in any line of business or compete with any other corporation, partnership, joint venture, company or individual, (i) contracts that are terminable, or under which payments by the Company or any Subsidiary may be accelerated, upon a change in control of the Company, (j) written contracts with distributors of the Company's or any of the Subsidiaries' products, and (k) any other agreements material to the Company and its Subsidiaries taken as a whole. The Company has furnished or made available accurate and complete copies of the foregoing contracts and agreements to Parent. The termination of any oral agreement or understanding to which the Company or a Subsidiary is a party of the type described in Sections 3.14(f) and 3.14(j) above would not, to the Company's knowledge, have a Material Adverse Effect on the Company. Each such oral agreement or understanding is terminable by the Company or a Subsidiary, as the case may be, without premium or penalty.
As to each contract and commitment referred to above (i) there exists no breach or default, and no event has occurred which with notice or passage of time would constitute such a breach or default or permit termination, notification or acceleration, on the part of the Company or any Subsidiary or, to the best knowledge of the Company, on the part of any third party and (ii) as of the Effective Time, no third party consent, approval or authorization shall be required for the consummation of the Transactions. This
Section 3.14 does not relate to real property, such items being the subject of Section 3.15.

     SECTION 3.15 Real Estate Leases. The Company Disclosure Statement sets forth a list of (a) all leases and subleases under which the Company or the Subsidiaries is lessor or lessee of any real property together with all amendments, supplements, nondisturbance agreements and other agreements pertaining thereto;
(b) all options held by the Company or the Subsidiaries or contractual obligations on the part of the Company or the Subsid-iaries to purchase or acquire any interest in real property; and
(c) all options granted by the Company or the Subsidiaries or contractual obligations on the part of the Company or the Subsid-iaries to sell or dispose of any interest in real property. Except as set forth in the Company Disclosure Statement, as to such leases, subleases and other agreements referred to above, (i) there exists no breach or default, and no event has occurred which with notice or passage of time would constitute such a breach or default or permit termination, notification or acceleration, on the part of the Company or any Subsidiary, or on the part of any other party thereto, and (ii) as of the Effective Time, no material third party consent, approval or authorization shall be required for the consummation of the Merger. To the Company's knowledge, there are no Liens on any of the leasehold interests set forth on the Company Disclosure Statement hereof except for (i) Liens reflected in the balance sheet included in the 1996 Form 10-K, (ii) Liens of record consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property which do not materially detract from the value of, or materially impair the use of, such property by the Company or the Subsidiaries in the operation of their respective businesses, (iii) Liens for current Taxes (as defined in Section 3.22(a)), assessments or governmental charges or levies on property not yet delinquent or being contested in good faith and for which appropriate reserves have been established in accordance with GAAP (which contested levies are described on the Company Disclosure Statement), and
(iv) Liens imposed by law, such as materialman's, mechanic's, carrier's, workers' and repairmen's Liens securing obligations not yet delinquent or being contested in good faith and for which appropriate reserves have been established in accordance with GAAP or securing obligations not being paid in the ordinary course of business in accordance with customary and commercially reasonable practice. (collectively, "Permitted Liens").

     SECTION 3.16 Real Property. The Company Disclosure Statement lists all real property owned by the Company and the Subsidiaries. Each of the Company and the Subsidiaries has good and marketable title in fee simple to its respective real properties set forth on the Company Disclosure Statement, in each case, to the Company's knowledge, free and clear of all Liens, except for Permitted Liens.

     SECTION 3.17 Compliance with Laws. The Company and the Subsidiaries have complied and, to the Company's knowledge, are in compliance with applicable federal, state or local statutes, laws and regulations including, without limitation, any applicable building, zoning, health, sanitation, safety, labor relations or other law, ordinance or regulation. Neither the Company nor any Subsidiary has (a) failed to obtain any license, permit, franchise or other governmental authorization which is necessary to the operations of the business of the Company and the Subsidiaries, taken as a whole, or (b) received any notice of any alleged violation or breach of any law or regulation or of any license, permit, franchise or authorization.

     SECTION 3.18   Proprietary Rights.  The Company Disclosure
Statement contains a complete and accurate list of all patents and patent applications; all trademarks, service marks, trade dress, trade names, internet domain names and corporate names; all registered copyrights and all material unregistered copyrights; all registrations, applications and renewals for any of the foregoing;
owned by the Company or the Subsidiaries or in which any of them has any rights and all contracts, agreements and licenses relating to any of the foregoing. All right, title and interest in and to each of the foregoing is owned by the party identified on the Company Disclosure Schedule, free and clear of any Liens or royalty obligations. The Company and each Subsidiary owns all right, title and interest in and to, or has a valid and enforceable license to use, free and clear of all Liens, all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), trademarks, trade names, service marks, internet domain names, copyrights, mask works, and registrations, applications and renewals for any of the foregoing, trade secrets and confidential information (including, but not limited to know-how and formulas), computer software and other intellectual property rights necessary for the conduct of their respective businesses as now being conducted (collectively, the "Proprietary Rights"). To the
Company's knowledge, neither the Company nor any Subsidiary has infringed or is infringing on any Proprietary Rights belonging to any other person, firm or corporation. Neither the Company nor any of the Subsidiaries has granted any licenses with respect to any of their respective Proprietary Rights. Neither the Company nor any of the Subsidiaries has received any notice, nor does the Company or any of the Subsidiaries have any knowledge of any infringement or misappropriation by or misuse or conflict with respect to the use of its corporate name or any of its Proprietary Rights or of any facts which indicate a likelihood of any of the foregoing. The validity of the Proprietary Rights and the Company's or any Subsidiary's title thereto is not being questioned in any suit, action, investigation, legal, administrative or other proceeding to which the Company or any Subsidiary is a party or, to the Company's knowledge, to which any other person is a party nor, to the Company's knowledge, is any such suit, action, investigation, legal, administrative or other proceeding threatened. The consummation of the Merger will not adversely affect the Company's or any Subsidiary's title and interest in and to the Proprietary
Rights.

     SECTION 3.19 No Undisclosed Liabilities. There is no liability or obligation of the Company or any Subsidiary of any nature, whether absolute, accrued, contingent or otherwise other than: (a) the liabilities and obligations reflected on the June 30, 1996 consolidated balance sheet contained in the Quarterly Financial Statements (the "June Balance Sheet"); (b) all liabilities and obligations of the Company and the Subsidiaries incurred since June 30, 1996 in the ordinary and usual course of business; and (c) any liabilities and obligations relating to contracts not yet required to be performed.

     SECTION 3.20   Title to Personal Property.  Each of the
Company and the Subsidiaries has good title to or a valid and enforceable leasehold interest in all personal property material to the operation of its business, free and clear of all Liens other than Permitted Liens.

     SECTION 3.21 Labor Relations. There is (a) no unfair labor practice complaint, grievance or arbitration pending or, to the best knowledge of the Company, threatened against the Company or any Subsidiary, (b) no strike, labor dispute, slowdown or stoppage pending or, to the best knowledge of the Company, threatened against the Company or any Subsidiary and (c) to the best knowledge of the Company, no labor union organizing campaign in progress with respect to any employees of the Company or the Subsidiaries or no intention of any labor organization to initiate any such campaign.


     SECTION 3.22   Taxes and Tax Returns.

          (a) All United States federal and state income and other Tax returns and reports required to be filed by the Company and the Subsidiaries on or before the Effective Time (including extensions to the due date for such returns) with respect to the business or assets of the Company and the Subsidiaries have been or will be duly filed and all federal, state, local and foreign taxes of any kind ("Taxes") shown to be due on such returns and all other returns filed by the Company and the Subsidiaries have been paid or will be paid when due, except such Taxes as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established;

          (b) neither the Company nor the Subsidiaries has been notified in writing by any taxing authority, or otherwise has any knowledge, of any pending actions, suits, claims or assessments for any tax deficiency for which the Company or the Subsidiaries might have any liability for Taxes in excess of $25,000;

          (c) all U.S. federal and state income tax returns referred to in (a) above filed through the year ended June 30, 1993 have been examined and closed, or the periods during which any tax due with respect to such returns may be assessed have expired without extension or waiver;

          (d) no consent has been or will be filed with respect to the Company or the Subsidiaries relating to Section 341(f) of the Internal Revenue Code;

          (e) neither the Company nor the Subsidiaries is a party to any Tax indemnity or Tax sharing agreement;

          (f) there are no liens for Taxes (other than for Taxes not yet due) on any assets of the Company or the Subsidiaries;

          (g) neither the Company nor any of the Subsidiaries will be required (i) as a result of a change in method of accounting or a taxable period ending on or prior to the Effective Time, to include any adjustment under Section 481(c) of the Code (or any similar or corresponding provision of federal, state, local or foreign income Tax law) in taxable income for any taxable period ending after the Effective Time or (ii) as a result of any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), to include any item of income in or exclude any item of deduction from any taxable period ending after the Effective Time;

          (h) neither the Company nor any of the Subsidiaries has been a member of an affiliated group (as defined in Section 1504 of the Code) other than one of which the Company was the common parent, or filed or been included in a combined, consolidated or unitary income Tax Return, other than one filed by the Company; and

          (i) neither the Company nor any of the Subsidiaries has made any payments, or is or will become obligated (under any contract entered into on or before the Effective Time) to make any payments, that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law).

     SECTION 3.23   Environmental Matters.

          (a)  Compliance Generally.  The Company and the
Subsidiaries have complied and are in compliance with all Environmental and Safety Requirements (as defined in Section
3.23(j)).

          (b) Permits. The Company and the Subsidiaries have obtained and complied with, and are in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental and Safety Requirements for the occupation of its facilities and the operation of their business, and such permits, licenses and other authorizations may be relied upon for continued lawful conduct of the business and operations of the Company and its Subsidiaries immediately after the Effective Time without transfer, reissuance, or other approval or action by any governmental entity or other person.

          (c) Claims. The Company and the Subsidiaries have not received any claim, complaint, citation, report or other notice regarding any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, arising under Environmental and Safety Requirements.

          (d) Storage Tanks, Asbestos, PCBs. No above-ground or underground storage tank, asbestos in any form or condition, or polychlorinated biphenyls(PCBs) exists at any property owned, used, leased or occupied or formerly owned, used, leased or occupied in connection with the business or operation of the Company and its Subsidiaries.

          (e) Certain Environmental Liabilities. The Company and the Subsidiaries have not stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including without limitation any hazardous substance, pollutant, contaminant or waste, or owned or operated any facility or property, so as to give rise to liabilities of the Company and its Subsidiaries pursuant to the Environmental and Safety Requirements, including without limitation any liability for response costs, corrective action, natural resources damages, personal injury, property damage or attorneys fees.

          (f) Operations. No facts, events or conditions relating to the past or present facilities, properties or operations of the Company and the Subsidiaries will prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including any Environmental and Safety Requirement relating to onsite or offsite releases or threatened releases of hazardous or otherwise regulated materials, substances or wastes, personal injury, property damage or natural resources damage.

          (g) Transaction-Triggered Requirements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein imposes any obligations for site investigation or cleanup, or notification to or consent of governmental entity or any other person, pursuant to any "transaction-triggered" Environmental and Safety Requirement.

          (h)  Liability for Others.  The Company and the
Subsidiaries have not, either expressly or by operation of law, assumed or undertaken any liability or corrective or remedial obligation of any other person relating to Environmental and Safety Requirements.

          (i) Environmental Liens. No Environmental Lien (as defined below) has attached to any property owned, leased or operated by the Company and the Subsidiaries arising out of any action or omission of the Company and the Subsidiaries or, to the Company's knowledge, any other person.

          (j) "Environmental and Safety Requirements" means all legal requirements, and all obligations under any contract, concerning public health and safety, worker health and safety, or pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

          (k) "Environmental Lien" means any Lien, either recorded or unrecorded, in favor of any governmental entity and relating to any liability arising under Environmental and Safety Requirements.

     SECTION 3.24   Accounts Receivable.     All of the notes and
accounts receivable of the Company and the Subsidiaries reflected on the face of the June Balance Sheet are, and all notes and accounts receivable of the Company and the Subsidiaries as of the Effective Time will be, good and valid receivables and, to the best knowledge of the Company, collectible after the Effective Time at the aggregate amount recorded therefor on the books and records of the Company as of the Effective Time (net of allowance for doubtful accounts in an amount not to exceed $100,000).

     SECTION 3.25 Inventory. All inventory of the Company and the Subsidiaries reflected on the face of the June Balance Sheet is, and all inventory of the Company and the Subsidiaries as of the Effective Time will be, in accordance with the Company's past custom and practice, merchantable and fit for the purpose for which it was procured or manufactured and is and as of the Effective Time will be, to the best knowledge of the Company, useable for the purpose for which such inventory was acquired or produced by the Company.

     SECTION 3.26 Product and Service Warranty. Each product sold or delivered and each service rendered by the Company and the Subsidiaries with respect to any such product has been in conformity with all applicable contractual commitments and all express and implied warranties of the Company and the Subsidiaries. No product sold or delivered or service rendered by the Company or the Subsidiaries with respect to any such product is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions with respect thereto. Prior to the date hereof, the Company and the Subsidiaries have delivered to Parent copies of the standard terms and conditions of sale for products delivered and services rendered by the Company and the Subsidiaries with respect thereto (containing all applicable guaranty, warranty and indemnity provisions).

     SECTION 3.27   Effective Time.     The representations and
warranties of the Company and the Subsidiaries contained in this
Article 3 and elsewhere in this Agreement and all information contained in any exhibit, schedule, or attachment hereto or in any certificate or other writing delivered by, or on behalf of the Company to Parent shall be true and correct on the date of the Closing as though then made, except as affected by the transactions expressly disclosed in writing to Parent by the Company prior to the Closing.



                            ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES
                   OF PARENT AND THE MERGER SUB

     Parent and the Merger Sub represent and warrant to the Company as follows:

     SECTION 4.01 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and each material subsidiary of Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent and each of its subsidiaries (including the Merger Sub) has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary. The term "Material Adverse Effect on Parent", as used in this Agreement, means any change in or effect on the business, assets, operations, financial condition or results of operations of Parent or any of its subsidiaries that would be materially adverse to Parent and its subsidiaries taken as a whole.

     SECTION 4.02 Authority Relative to this Agreement. Each of Parent and the Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the Merger Sub and the consummation by Parent and the Merger Sub of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of Parent and the Merger Sub and by Parent as stockholder of the Merger Sub and no other corporate proceedings on the part of Parent or the Merger Sub are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and the Merger Sub and, assuming the due and valid authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and the Merger Sub enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditor's rights generally and
(ii) is subject to general principles of equity.

     SECTION 4.03   No Conflict; Required Filings and Consents.

          (a) None of the execution and delivery of this Agreement by Parent or the Merger Sub, the consummation by Parent or the Merger Sub of the transactions contemplated hereby or compliance by Parent or the Merger Sub with any of the provisions hereof will (i) conflict with or violate the organizational documents of Parent or the Merger Sub, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or the Merger Sub, or any of their subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a Violation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or the Merger Sub, or any of their subsidiaries, is a party or by which any of their respective properties or assets may be bound or affected, except in the case of the foregoing clauses
(ii) and (iii) for any such Violations which would not have a Material Adverse Effect on Parent or materially adversely affect the ability of Parent or the Merger Sub to consummate the transactions contemplated hereby.

          (b) None of the execution and delivery of this Agreement by Parent and the Merger Sub, the consummation by Parent and the Merger Sub of the transactions contemplated hereby or compliance by Parent and the Merger Sub with any of the provisions hereof will require any Consent of any Governmental Entity, except for (i) com-pliance with any applicable requirements of the Exchange Act,
(ii) the filing of a certificate of merger, or, if permitted, a certificate of ownership and merger, pursuant to the BCL and the DGCL, (iii) notifications required by certain state takeover and environmental statutes and (iv) Consents the failure of which to obtain or make would not have a Material Adverse Effect on Parent or materially adversely affect the ability of Parent or the Merger Sub to consummate the transactions contemplated hereby.

     SECTION 4.04 Information. None of the information supplied or to be supplied by Parent and the Merger Sub in writing specifically for inclusion in (i) the Proxy Statement or (ii) the Other Filings will, at the respective times filed with the SEC or such other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders, at the time of the Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     SECTION 4.05 Financing. Parent is wholly-owned by H.I.G. Investment Group, L.P. ("HIG"), a private equity fund which currently has under management in excess of $150 million in equity including sufficient funds to cause Parent to satisfy its payment obligations in respect of the Merger Price in accordance with the terms hereof. In connection with the transactions contemplated in this Agreement, HIG and NationsCredit have issued commitment letters to Parent to provide funds sufficient to pay the Merger Price, true and correct copies of which have been delivered to the Company simultaneous with execution of this Agreement. HIG has contributed not less than $1,000,000 in immediately available funds to Parent, which funds Parent shall hold and shall be available to satisfy amounts (if any) which may be owed to the Company by Parent or the Merger Sub pursuant to Section 7.02; it being understood that, other than the $1,000,000 contribution to Parent made pursuant to this Section 4.05, HIG and its affiliates (other than Parent) shall have no liability in the event of any termination of this Agreement pursuant to Section 7.01 and none of the Company nor any of its affiliates, stockholders, directors or representatives shall assert any claims, proceedings or action against HIG or any of its affiliates (other than Parent) in connection with such termination.

                            ARTICLE V

                            COVENANTS

     SECTION 5.01 Conduct of Business of the Company. Except as contemplated by this Agreement or with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of the Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use its reasonable efforts, and will cause each of the Subsidiaries to use its reasonable efforts, to preserve intact the business organization of the Company and each of the Subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the good will of those having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, the Company will not, and will not permit any of the Subsidiaries to, prior to the Effective Time, without the prior written consent of Parent:

          (a) adopt any amendment to its charter or By-Laws or comparable organizational documents;

          (b) except for issuances of capital stock of the Subsidiaries to the Company or a wholly-owned Subsidiary, issue, reissue, pledge or sell, or authorize the issuance, reissuance, pledge or sale of (i) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Common Shares, in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of options outstanding on the date hereof, or (ii) any other securities in respect of, in lieu of, or in substitution for, Common Shares outstanding on the date hereof;

          (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between any of the Company and any of its wholly-owned Subsidiaries;

          (d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

          (e) except for increases in salary and wages granted to officers and hourly employees of the Company or the Subsidiaries in conjunction with promotions or other changes in job status or normal compensation reviews in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any of the Subsidiaries), or pay or award any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units pursuant to the Option Plan or otherwise) or grant any additional severance or termination pay to (other than as required by existing agreements or policies described in the Company Disclosure Statement), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of the Subsidiaries or establish, adopt, enter into, amend or waive any performance or vesting criteria under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees (any of the foregoing being an "Employee Benefit Arrangement"), except in each case to the extent required by applicable law or regulation; provided, however, that nothing herein will be deemed to prohibit the payment of benefits as they become payable;

          (f) except as set forth in the Company Disclosure Schedule, acquire, sell, lease or dispose of any assets or securities which are material to the Company and the Subsidiaries, or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly owned Subsidiary and the Company or another wholly owned Subsidiary;

          (g) except as set forth in the Company Disclosure Schedule (i) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that the Company and the Subsidiaries may incur or pre-pay debt in the ordinary course of business in amounts and for purposes consistent with past practice under existing lines of credit, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice, or (iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments between any wholly owned subsidiary of the Company and the Company or another wholly owned Subsidiary; or

          (h) settle or compromise any suit or claim or threatened suit or claim;

          (i) other than in the ordinary course of business consistent with past practice, (i) modify, amend or terminate any contract, (ii) waive, release, relinquish or assign any contract (or any of the Company's rights thereunder), right or claim, or
(iii) cancel or forgive any indebtedness owed to the Company or any of the Subsidiaries; provided, however, that the Company may not under any circumstance waive or release any of its rights under any confidentiality agreement to which it is a party;

          (j) make any Tax election not required by law or settle or compromise any Tax liability, in either case that is material to the Company and the Subsidiaries; or

          (k) agree in writing or otherwise to take any of the foregoing actions prohibited under Section 5.01 or any action which would cause any representation or warranty in this Agreement to be or become untrue or incorrect in any material respect.

     SECTION 5.02 Access to Information. From the date of this Agreement until the Effective Time, the Company will, and will cause the Subsidiaries, and each of their respective officers, directors, employees, counsel, advisors and representatives (collectively, the "Company Representatives") to, give Parent and the Merger Sub and their respective officers, employees, counsel, advisors and representatives (collectively, the "Parent Representatives") full access, during normal business hours, to the offices and other facilities and to the books and records of the Company and the Subsidiaries and will cause the Company Representatives and the Subsidiaries to furnish Parent, the Merger Sub and the Parent Representatives to the extent available with such financial and operating data and such other information with respect to the business and operations of the Company and the Subsidiaries as Parent and the Merger Sub may from time to time - request. In addition, Parent will comply with the terms of the Confidentiality Agreement (as hereinafter defined).

     SECTION 5.03 Reasonable Best Efforts. Subject to the terms and conditions herein provided and to applicable legal requirements, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in Article VI are satisfied and to consummate and make effective the transactions contemplated by this Agreement.

          In addition, if at any time prior to the Effective Time any event or circumstance relating to either the Company or Parent or the Merger Sub or any of their respective subsidiaries, should be discovered by the Company or Parent, as the case may be, the discovering party will promptly inform the other party of such event or circumstance. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     SECTION 5.04   Consents.

          (a) Each of the parties will use its reasonable best efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other person required in connection with, and waivers of any Violations that may be caused by, the consummation of the transactions contemplated by this Agreement.

          (b) In furtherance and not in limitation of the foregoing, Parent shall use its best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign government or governmental authority ("Antitrust Laws"). If any suit is instituted challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Law, Parent shall take such action (including, without limitation, agreeing to hold separate or to divest any of the businesses, product lines or assets of Parent or any of its affiliates or of any of the Company, the Subsidiaries or affiliates) as may be required (i) by the applicable government or governmental (including, without limitation, the Antitrust Division of the United States Department of Justice or the Federal Trade Commission) in order to resolve such objections as such government or authority may have to such transactions under such Antitrust Law, or (ii) by any domestic or foreign court or similar tribunal, in any suit brought by a private party or governmental or multinational authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any in-junction, temporary restraining order or other order that has the effect of preventing the consummation of any of such transactions. The entry by a court, in any suit brought by a private party or governmental or multinational authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, of an order or decree permitting the transactions contemplated by this Agreement, but requiring that any of the businesses, product lines or assets of any of Parent or its affiliates, the Company or the Subsidiaries or affiliates be divested or held separate by Parent, or that would otherwise limit Parent's freedom of action with respect to, or its ability to retain, the Company and the Subsidiaries or any portion thereof or any of Parent's or its affiliates' other assets or businesses, shall not be deemed a failure to satisfy the conditions specified in Section 6.01(c) hereof.

          (c) Any party hereto shall promptly inform the others of any material communication from the United States Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority re-garding any of the transactions contemplated by this Agreement. If any party or any affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Parent will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority in connection with the transactions contemplated by this Agreement.

     SECTION 5.05 Public Announcements. So long as this Agree-ment is in effect, but only until the Effective Time, Parent, the Merger Sub and the Company agree to use reasonable efforts to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement.

     SECTION 5.06   Indemnification.

          (a) Parent agrees that all rights to indemnification now existing in favor of any director or officer of the Company and the Subsidiaries (the "Indemnified Parties"), as provided in their respective charters or by-laws or, to the extent set forth in the Company Disclosure Statement, as provided in an agreement between an Indemnified Party and the Company or one of its Subsidiaries, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, Parent will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Parent shall pay all expenses, including attorney's fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section
5.06 subject to the limitations of the BCL.

          (b) Parent agrees that the Company, and from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than three years from the Effective Time the current policies of the director's and officer's liability insurance maintained by the Company and during such three-year period shall notify the directors in writing covered thereby of payment by the Surviving Corporation of the premiums associated with such liability insurance 10 business days prior to the date such premium payments are due; provided that the Surviving Corporation may substitute therefor other policies not materially less advantageous to the beneficiaries of the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 120% of the last annual premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.06(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

     SECTION 5.07 Notification of Certain Matters. Parent and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would be reasonably likely (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) to cause any material covenant, condition or agreement under this Agreement not to be complied with or satisfied in all material respects and (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agree-ment to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder. Prior to the Effective Time, Parent shall promptly notify the Company of (i) any material developments which are likely to result in Parent not having sufficient funds to pay the Merger Price and (ii) any material changes agreed to by Parent to the commitment letters described in Section 4.05.

     SECTION 5.08 State Takeover Laws. The Company shall, upon the request of Parent, take all reasonable steps to assist in any challenge by Parent to the validity or applicability to the transactions contemplated by this Agreement, including the Merger, of any state takeover law.

     SECTION 5.09 No Solicitation. (a) The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of the Subsidiaries or any of its or the Subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, facilitate, encourage (including by way of furnishing or disclosing non-public information) or permit (to the extent the Company has such right) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or the Subsidiaries or acquisition of any capital stock or any material portion of the assets (except for acquisitions of assets in the ordinary course of business consistent with past practice) of the Company or any of the Subsidiaries (an "Acquisition Transaction") or negotiate, explore or otherwise engage in substantive discussions with any person (other than the Merger Sub, Parent or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that the Company may, in response to a Favorable Third Party Proposal (as defined below) furnish information to, and negotiate or otherwise engage in substantive discussions with, the party making such Favorable Third Party Proposal if the Board or Directors of the Company determines in good faith by a majority vote, based upon advice from its outside legal counsel, that failing to take such action would constitute a breach of the fiduciary duties of the Board.

          For purposes of this Agreement a "Favorable Third Party Proposal" shall mean a written proposal from a credible third party regarding the acquisition of substantially all the capital stock of the Company, a merger, consolidation or other business combination with the Company or a sale of substantially all the assets of the Company, which proposal (i) is not subject to any material financing or regulatory uncertainty, (ii) is, in the written opinion of a nationally recognized investment bank or Parker/Hunter, Inc., more favorable to the Company or the Company's constituents from a financial point of view than the transactions contemplated hereby and (iii) was not solicited by or on behalf of the Company in violation of this Section 5.09.

          (b) The Company shall immediately advise Parent in writing of the receipt, directly or indirectly, of any inquiries or proposals relating to an Acquisition Transaction and any actions taken pursuant to Section 5.09(a) and furnish to Parent either a copy of any such proposal or a written summary of any such proposal.

     SECTION 5.10   Break-Up Fee; Expense Reimbursement.

          (a) If (i) on or before May 30, 1997 (the "Termination Date"), a third party or group of related third parties become the beneficial owners of 50% or more of the outstanding voting securities of the Company (by a tender offer, exchange offer, stock issuance or otherwise), including any such transaction in which either David H. Weis and Eric Rascoe (each, a "Controlling Stockholder") or their affiliates participate, or (ii) the Merger is not consummated for any of the following reasons: (A) the Company's Board of Directors authorizes or recommends, or the Company enters into an agreement or agreement in principle or closes, an Acquisition Transaction (other than the Merger) or the Company's Board of Directors fails to recommend, or adversely modifies or withdraws its recommendation, to the Company's stockholders that they vote to approve the Merger as a result of
Section 7.01(d), or takes any action to abandon or terminate this Agreement in accordance with Section 7.01(d), (B) a Controlling Stockholder or the Company fails to call a Stockholders' Meeting, or (C) the stockholders of the Company approve an Acquisition Transaction (other than the Merger), then the Company will promptly, but in no event later than three business days after the first of such events to occur, pay $5,000,000 to Parent, plus an amount not to exceed $500,000 for the reasonable out-of-pocket Transaction Expenses incurred by the Merger Sub and Parent.

          (b) If the Merger is not consummated due to the Common Shares presently held or hereafter acquired by the Controlling Stockholders not being voted in favor of the Merger at the Stockholders Meeting and if the break-up fee and expense reimbursement described in Section 5.10(a) is not owed by the Company to the Parent, then the Company will promptly, but in no event later than three business days after the date of the Stockholders Meeting, pay to the Parent $1,000,000.

          (c) The parties agree that the payment of the fees and expenses required pursuant to and in the manner set forth in this
Section 5.10 is a material inducement to Parent and the Merger Sub to enter into this Agreement and is intended to compensate Parent and the Merger Sub for the opportunity costs and risks of entering into this Agreement.


                            ARTICLE VI

             CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 6.01 Conditions to Parties' Obligations. The respective obligations of each party to effect the Transactions shall be subject to the fulfillment at or prior to the Effective
Time of the following conditions:

          (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of the outstanding Common Shares of the Company entitled to vote thereon.

          (b) Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

          (c) No (i) order issued by any United States federal or state or foreign governmental or regulatory authority or body and no statute, rule, regulation or executive order promulgated or enacted by any United States federal or state or foreign government or governmental authority shall be in effect which, or (ii) action, suit, or proceeding shall be pending before any court or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge which, would (A) prevent consummation of any of the Transactions or (B) cause any of the Transactions to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect).

     SECTION 6.02 Conditions to Parent's and the Merger Sub's Obligation to Effect the Merger. The obligations of Parent and the Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as if made on and as of the Effective Time.

          (b) The Company shall have performed in all material respects each covenant and complied with each agreement to be performed and complied with by them hereunder.

          (c) The Company shall not have received appraisal demands pursuant to Section 1930 of the BCL in respect of 10% or more of the outstanding Common Shares.

          (d) The Company shall have furnished to Parent a certificate dated as of the Effective Time in which the Company shall certify that an appropriate inquiry has been made of the principal executive officers of the Company having principal responsibilities for the matters as to which representations and warranties have been made by the Company in this Agreement and for the performance of the covenants of the Company set forth in this Agreement, and after completion of such inquiry, the Company has no reason to believe that the conditions set forth in Section 6.02(a) and Section 6.02(b) have not been fulfilled. The parties hereto acknowledge and agree that, absent fraud, the officer(s) of the Company executing the certificate described above on behalf of the Company shall have no personal liability in respect of such certificate.

          (e) Parent shall have received from the Company's counsel, Buchanan Ingersoll Professional Corporation, an opinion, addressed to Parent, dated as of the Effective Time, subject to customary qualifications and exceptions, to the effect that (i) this Agreement and all other agreements entered into by the Company or Controlling Stockholders in connection with the Transactions (other than the enforceability of Section 6 of the Indemnity and Fee Agreement) have been duly authorized by the Board of Directors of the Company (in case of the Company) and are valid, binding and enforceable in accordance with their respective terms and (ii) the Articles of Merger have been filed in accordance with applicable law and upon filing of the Articles of Merger in Pennsylvania and the filing of the Certificate of Merger in Delaware, the Merger has been duly consummated and is effective under Pennsylvania law.

     SECTION 6.03   Conditions to the Company's Obligation to
Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

          (a) All representations and warranties of Parent and the Merger Sub in this Agreement shall be true and correct in all material respects as if made on and as of the Effective Time.

          (b) Each of Parent and the Merger Sub shall have performed in all material respects each covenant and complied with each agreement to be performed and complied with by it hereunder
(including, without limitation, deposit of the aggregate Merger
Price with the Paying Agent).

          (c) The Company will have received from Parent's counsel, Kirkland & Ellis, an opinion, addressed to the Company, dated as of the Effective Time, in form and substance reasonably satisfactory to the Company.

          (d) Each of Parent and the Merger Sub shall have furnished to the Company a certificate dated as of the Effective Time in which Parent or the Merger Sub, as the case may be, shall certify that an appropriate inquiry has been made of its executive officers having principal responsibilities for the matters as to which representations and warranties have been made by Parent or the Merger Sub, as the case may be, in this Agreement and for the performance of the covenants of Parent or the Merger Sub, as the case may be, set forth in this Agreement, and after completion of such inquiry, Parent or the Merger Sub, as the case may be, has no reason to believe that the conditions set forth in Section 6.03(a) and Section 6.03(b) have not been fulfilled. The parties hereto acknowledge and agree that, absent fraud, the officer(s) of Parent or the Merger Sub, as the case may be, executing the certificate described above on behalf of Parent or the Merger Sub, as the case may be, shall have no personal liability in respect of such certificate.

          (e) Parent and Merger Sub (on behalf of the Surviving Corporation) shall have entered into arrangements reasonably satisfactory to the Company in the manner contemplated by and on terms consistent with the terms set forth in the outline of the Compensation Package for Todd Rascoe and the outline of the Compensation Package for David Rascoe, in each case dated as of the date hereof and delivered simultaneously to the Company with the execution of this Agreement (together, the "Compensation Term Sheet").

          (f) Parent and HIG shall have entered into a stockholder agreement consistent with the terms set forth in the Compensation
Term Sheet.

     SECTION 6.04 Satisfaction or Waiver of Conditions. The conditions set forth in this Article VI shall be deemed to have been satisfied for purposes of this Agreement if, as and when (a) the conditions in Section 6.01 have been satisfied or waived by Parent, the Merger Sub and the Company in writing; (b) the conditions in Section 6.02 shall have been satisfied or waived by Parent and the Merger Sub in writing; and (c) the conditions in
Section 6.03 shall have been satisfied or waived by the Company in writing.


                           ARTICLE VII

                 TERMINATION; AMENDMENTS; WAIVER

     SECTION 7.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company (with any termination by Parent also being an effective termination by the Merger Sub):

          (a) by the mutual written consent of the Boards of Directors (or duly authorized committees thereof) of Parent, the Merger Sub and the Company;

          (b) by any party if (i) the Company's stockholders fail to approve this Agreement at the Stockholders' Meeting or (ii) the Merger shall not have been consummated on or before the Termination Date; provided that if any condition to this Agreement shall fail to be satisfied by reason of the existence of an injunction or order of any court or governmental or regulatory body, then at the request of any party the deadline date referred to above shall be extended for a reasonable period of time, not in excess of 30 days, to permit the parties to have such injunction vacated or order reversed;

          (c) by the Company, in the event of a material breach by Parent or the Merger Sub of any representation, warranty or agreement of Parent or the Merger Sub contained in this Agreement, in each case which has not been cured or is not curable by the earlier of (i) the Termination Date or (ii) the thirtieth day after notice of such breach was given to Parent or the Merger Sub (as the case may be);

          (d) by the Company, if the Company receives a firm proposal with respect to an Acquisition Transaction which its Board of Directors determines, in the exercise of its fiduciary duties as advised by counsel, contains terms that are more favorable to the Company and its constituents, taken as a whole, than the Merger;

          (e) by Parent, in the event of a material breach by the Company of any representation, warranty or agreement of the Company contained in this Agreement which has not been cured or is not curable by the earlier of (i) the Termination Date or (ii) the thirtieth day after notice of such breach was given to the Company; or

          (f) by Parent upon the occurrence of any event described in 5.10(a)(i) or 5.10(a)(ii).

     SECTION 7.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of Section 5.10 (other than clause (i) of Section 5.10(a) in the event of a termination pursuant to Section 7.01(c)) with respect to the payment of the breakup fee and expense reimbursement as described therein, the last sentence of Section 5.02, Section 4 of the Indemnity and Fee Agreement with respect to the special indemnity fee described therein, which in each case shall survive any such termination; provided that, notwithstanding the foregoing, in the event of a termination pursuant to Section 7.01(c) or Section 7.01(e), the party in breach (except Company in the case where Company is in breach and has paid the break-up fee in accordance with Section 5.10(b)) shall reimburse the nonbreaching party for all Transaction Expenses incurred by the nonbreaching party up to an amount not to exceed $500,000. Nothing contained in this Section 7.02 shall relieve any party from liability for any breach of the Confidentiality Agreement.

     SECTION 7.03 Amendment. This Agreement may be amended by the Company, Parent and the Merger Sub at any time before or after any approval of this Agreement by the stockholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Price or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     SECTION 7.04 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                           ARTICLE VIII

                           DEFINITIONS

          "1996 Form 10-K" has the meaning set forth in Section 3.06(b)

          "Acquisition Transaction" has the meaning set forth in Section 5.09.

          "Affiliate" has the meaning set forth in Section 9.09(a).

          "Agreement" has the meaning set forth in the preamble.

          "Antitrust Laws" has the meaning set forth in Section 5.04(b).

          "BCL" has the meaning set forth in Section 1.01.

          "Certificates" has the meaning set forth in Section 2.02(a).

          "Closing Invoice Amount" has the meaning set forth in Section 1.07.

          "Code" has the meaning set forth in Section 3.13(a).

          "Common Shares" has the meaning set forth in the preamble.

          "Company" has the meaning set forth in the preamble.

          "Company Controlled Group" has the meaning set forth in
           Section 3.13(a).

          "Company Disclosure Statement" has the meaning set forth in Article III.

          "Company Representatives" has the meaning set forth in
           Section 5.02.

          "Compensation Term Sheet" has the meaning set forth in
           Section 6.03(e).

          "Confidentiality Agreement" has the meaning set forth in
           Section 9.02(a).

          "Consent" has the meaning set forth in Section 3.05(b).

          "Constituent Corporations" has the meaning set forth in the preamble.

          "Control" has the meaning set forth in Section 9.09(a).

          "Controlling Stockholder" has the meaning set forth in
           Section 5.10(a).

          "DGCL" has the meaning set forth in Section 1.01.

          "Dissenting Shares" has the meaning set forth in Section 2.01.

          "Effective Time" has the meaning set forth in Section 1.02.

          "Employee Benefit Arrangement" has the meaning set forth in Section 5.01(e).

          "Environment and Safety Requirements" has the meaning set forth in Section 3.23(j).

          "Environmental Lien" has the meaning set forth in Section 3.23(k).

          "ERISA" has the meaning set forth in Section 3.13(a).

          "Exchange Act" has the meaning set forth in Section 3.05(b).

          "Favorable Third Party Proposal" has the meaning set forth in Section 5.09(a).

          "GAAP" has the meaning set forth in Section 3.06(b).

          "Governmental Entity" has the meaning set forth in
           Section 3.05(b).

          "HIG" has the meaning set forth on Section 4.05.

          "HSR" has the meaning set forth in Section 3.05(b).

          "Indemnified Parties" has the meaning set forth in
           Section 5.06(a).

          "Indemnity and Fee Agreement" has the meaning set forth in Section 1.07.

          "IRS" has the meaning set forth in Section 3.13(g).

          "June Balance Sheet" has the meaning set forth in Section 3.19.

          "Lien" has the meaning set forth in Section 3.03.

          "Material Adverse Effect on the Company" has the meaning set forth in Section 3.10.

          "Material Adverse Effect on Parent" has the meaning set forth in Section 4.01.

          "Merger" has the meaning set forth in the preamble.

          "Merger Price" has the meaning set forth in Section 1.07.

          "Merger Sub" has the meaning set forth in the preamble.

          "Merger Sub Shares" has the meaning set forth in the preamble.

          "Multiemployer Plan" has the meaning set forth in Section 3.13(b).

          "Option" has the meaning set forth in Section 1.09.

          "Option Plan" has the meaning set forth in Section 3.03.

          "Other Filings" has the meaning set forth in Section 3.07.

          "Parent" has the meaning set forth in the preamble.

          "Parent Representatives" has the meaning set forth in Section 5.02.

          "Paying Agent" has the meaning set forth in Section 2.02(a).

          "Permitted Liens" has the meaning set forth in Section 3.15.

          "Person" has the meaning set forth in Section 9.09(b).

          "Plans" has the meaning set forth in Section 3.13(a).

          "Proprietary Rights" has the meaning set forth in Section 3.18.

          "Proxy Statement" has the meaning set forth in Section 1.10(a)(ii).

          "Quarterly Financial Statements" has the meaning set forth in Section 3.06(c).

          "SEC" has the meaning set forth in Section 1.10(a)(ii).

          "SEC Reports" has the meaning set forth in Section 3.06(a).

          "Securities Act" has the meaning set forth in Section 3.06(a).

          "Stockholders' Meeting" has the meaning set forth in
           Section 1.10(a)(i).

          "Subsidiaries" has the meaning set forth in Section 3.01.

          "Surviving Corporation" has the meaning set forth in the preamble.

          "Taxes" has the meaning set forth in Section 3.22(a).

          "Termination Date" has the meaning set forth in Section 5.10(a).

          "Transaction Expenses" has the meaning set forth in Section 1.07.

          "Violation" has the meaning set forth in Section 3.05(a).

          "Voting Debt" has the meaning set forth in Section 3.03.


                            ARTICLE IX

                          MISCELLANEOUS

     SECTION 9.01 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. Notwithstanding the foregoing, the agreements set forth in Section 2.02, the last sentence of
Section 5.03, Section 5.06 and the last sentence Section 5.02 shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

     SECTION 9.02   Entire Agreement; Assignment.

          (a) This Agreement (including the documents and the instruments referred to herein) and the letter agreement dated September 25, 1996 (the "Confidentiality Agreement"), constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

          (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that Parent may assign its rights and the Merger Sub may assign its rights, interest and obligations to any affiliate or direct or indirect subsidiary of Parent without the consent of the Company). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 9.03 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

     SECTION 9.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:

          If to Parent or the Merger Sub:

          HIG Capital Management, Inc.
          1001 S. Bayshore Drive
          Suite 2708
          Miami, FL  33131
          Attention:  Brian D. Schwartz

          with a copy to:

          Kirkland & Ellis
          200 E. Randolph Drive
          Chicago, IL  60601
          Attention:  James L. Learner

          If to the Company:

          Thermal Industries, Inc.
          301 Brushton Avenue
          Pittsburgh, PA 15221-2168
          Attention:  President

          with a copy to:

          Buchanan Ingersoll Professional Corporation
          301 Grant Street, 20th Floor
          Pittsburgh, PA  15219
          Attention:  Lewis U. Davis, Jr.

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     SECTION 9.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 9.06 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 9.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 9.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except with respect to Sections 1.09, 5.06 and 5.07, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.09   Certain Definitions.  As used in this
Agreement:

          (a) the term "affiliate", as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

          (b) the term "Person" shall include individuals, corporations, partnerships, trusts, other entities and groups
(which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act); and

          (c) the term "Subsidiary" or "subsidiaries" means, with respect to Parent, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                          *   *   *   *

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

HEAT, INC.


By: /s/ Anthony Tamer
Anthony Tamer
Vice President


HEAT ACQUISITION, INC.


By:  /s/ Anthony Tamer
Anthony Tamer
Vice President


THERMAL INDUSTRIES, INC.


By: /s/ David H. Weis
David H. Weis
Chairman and Chief Executive Officer


By: /s/ Eric Rascoe
Eric Rascoe
Secretary-Treasurer